Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 19, 2004 in the Registration Statement (Form S-4) and related Prospectus of Leiner Health Products Inc. for the registration of $150,000,000 of its 11% Senior Subordinated Notes due 2012.

/S/    ERNST & YOUNG LLP

Orange County, California

August 20, 2004